FOR IMMEDIATE RELEASE
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                        NORWOOD FINANCIAL CORP ANNOUNCES
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               EARNINGS INCREASE AND A SPECIAL 50% STOCK DIVIDEND
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April 21, 2003-Honesdale, PA

         William W. Davis, Jr. President and Chief Executive Officer of Norwood Financial Corp (Nasdaq-NWFL) and its subsidiary Wayne Bank announced today that the Company's Board of Directors declared a three for two stock split payable in the form of a 50% stock dividend. Each shareholder will receive one additional share of stock for every two shares that they currently own. The dividend is payable June 16, 2003, to shareholders of record as of May 30, 2003.

                  Mr. Davis also announced earnings for the three months ended March 31, 2003 of $1,110,000, which represents a 7.9% increase over the $1,029,000 earned in the similar period of 2002. Earnings per share, on a fully diluted basis were $.42 per share in 2003 compared to $.40 per share in 2002. The per share amounts have been adjusted for the three for two stock split payable in the form of a 50% stock dividend. The return on assets for the current quarter was 1.23%, with a return on equity of 11.12%.

         Total assets increased $23.2 million from March 31, 2002, and as of March 31, 2003 were $370.6 million, while stockholders' equity increased $4.9 million to $40.6 million.

         Loans receivable totaled $220.4 million as of March 31, 2003, an increase of $6.8 million from March 31, 2002. The increase was principally due to commercial and residential real estate loan growth. The Company's asset quality ratios remain strong. Non-performing loans were down significantly from the prior year and represented .08% of total loans at March 31, 2003, compared to

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..48% as of March 31, 2002.  The  allowance for loan losses at March 31, 2003 was
$3,212,000, and represented 1.46% of total loans. Deposits grew $17.8 million, or 6.4%, to $295.9 million as of March 31, 2003.

         Net interest income for the quarter, on a fully taxable equivalent basis, was $3,431,000, which is a decrease from the prior year. The decrease in net interest income was principally due to a decrease in the yield on earning assets in the current low interest rate environment. Other income for the quarter was $888,000, an increase of $190,000 from $698,000 in 2002. The increase was due in part to $143,000 gains taken principally on the sales of corporate bonds. Operating expenses declined $102,000, to $2,466,000 for the current quarter, principally due to a lower level of losses on auto lease residuals.

         Mr. Davis commented, "In view of our positive earnings trend, the Board of Directors is pleased to provide our shareholders with this special 50% stock dividend. We believe that this dividend, which will increase our shares outstanding to in excess of 2.6 million shares, will enhance the liquidity of Norwood Stock."

         Norwood Financial Corp, through its subsidiary Wayne Bank, operates ten offices and eleven automated teller machines in Wayne, Pike and Monroe Counties. The company's stock is traded on the Nasdaq under the symbol NWFL.

Contact:  Lewis J. Critelli
          Executive Vice President &
          Chief Financial Officer
          NORWOOD FINANCIAL CORP
          570-253-1455
          www.waynebank.com



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